UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): December 3, 2009
NOBLE CORPORATION
(Exact name of registrant as specified in its charter)

Switzerland	000-53604	98-0619597
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Dorfstrasse 19A
Baar, Switzerland	6340
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: 41 (41) 761 6555
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (e) On December 3, 2009, a subsidiary of Noble Corporation entered into amended and restated change of control employment agreements with David W. Williams, our Chairman, President and Chief Executive Officer, Julie J. Robertson, our Executive Vice President and Corporate Secretary, Thomas L. Mitchell, our Senior Vice President, Chief Financial Officer, Treasurer and Controller and William E. Turcotte, our Senior Vice President and General Counsel. The change of control employment agreements were amended in connection with the requirements of Section 457A of the Internal Revenue Code of 1986, as amended, to, among other things, (1) revise the definition of “Good Reason,” require the employee to give notice of the conditions giving rise to a right to terminate for Good Reason, and allow the company to remedy such condition after receiving notice and (2) eliminate the employee’s right to elect to receive a cash settlement of stock options upon a separation from service.
     In connection with the execution of the change of control employment agreements, Noble Corporation entered into Guaranty Agreements whereby Noble Corporation irrevocably and unconditionally guarantees, as primary obligor, the due and punctual performance by each subsidiary that is a party to a change of control employment agreement of such subsidiary’s agreements and obligations under such change of control employment agreement.
     The descriptions of the change of control employment agreements and guaranty agreements are qualified in their entirety by reference to the Form of Employment Agreement and Guaranty Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report and is incorporated by reference herein.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits.

EXHIBIT
NUMBER		DESCRIPTION
10.1	—	Form of Employment Agreement and Guaranty Agreement

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOBLE CORPORATION
Date: December 4, 2009	By:	/s/ Julie J. Robertson
Julie J. Robertson
Executive Vice President and Corporate Secretary

INDEX TO EXHIBITS

EXHIBIT
NUMBER		DESCRIPTION
10.1	—	Form of Employment Agreement and Guaranty Agreement